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                                                                EXHIBIT 99(C)(5)

                           INCENTIVE OPTION AGREEMENT


         THIS AGREEMENT made as of the 16th day of June, 1997


B E T W E E N:

                           SHAHROKH SEDAGHAT,
                           an individual resident in Los Angeles, California

                           (hereinafter called "Shawn")


                           - and -


                           CCL INDUSTRIES INC.
                           a corporation continued under the laws of Canada

                           (hereinafter called "CCL")


WHEREAS:

1. Seda Specialty Packaging Corp. ("Seda"), Shawn and CCL have entered into an agreement made as of the 16th day of June, 1997 pursuant to which Seda has agreed to continue to employ Shawn on and subject to the terms specified therein (the "Employment Agreement").

2. CCL is a party to the Employment Agreement for the purpose of granting stock options to Shawn pursuant to section 3.5 thereof.

3. Shawn and CCL have agreed to enter into this agreement to provide for the grant of the Incentive Options (as defined in the Employment Agreement) to Shawn, and the terms and conditions to which the Incentive Options shall be subject.

         THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements and warranties herein set out and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto respectively covenant and agree as follows:

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1.   Subject to the terms hereof, CCL hereby grants to Shawn (effective upon the commencement of employment of Shawn pursuant to the Employment Agreement) an irrevocable option (the "Incentive Option") to purchase from CCL within the time period hereinafter provided and subject to compliance with all requirements of all stock exchanges and securities regulatory authorities having jurisdiction, all or any part of 500,000 authorized and unissued Class B non-voting shares ("Class B Shares") in the capital of CCL (the "Option Shares") at a price per share equal to the simple average of the daily high and low board lot trading prices for Class B Shares on The Toronto Stock Exchange for the ten trading days commenced June 10, 1997 and ending June 23, 1997 (the "Option Price"). Notwithstanding any of the provisions hereof, any issuance of Option Shares will occur only upon (a) compliance by CCL with the terms of section 1.1, and by Shawn of section 1.3, of the Qualification and Listing of Shares Agreement dated
     June 16, 1997 between CCL and Shawn, but only insofar as such terms relate to the isssuance of Class B Shares issuable upon exercise of the Incentive Options, or (b) the waiver by Shawn of compliance by CCL with such terms.

2. The Incentive Option shall vest and be exercisable as to 100,000 Option Shares with respect to each of the next five consecutive fiscal years commencing with the fiscal year ending December 31, 1997, if and only if EBITDA (as defined in the Employment Agreement) for a particular fiscal year is 20% greater than EBITDA for the prior fiscal year. Shawn and CCL acknowledge that the EBITDA target for the vesting of the first 100,000 Incentive Options (for the fiscal year ending December 31, 1997) is US$20 million. For greater certainty (i) the vesting of the Incentive Options shall be based on EBITDA growth in a fiscal year over EBITDA for the prior fiscal year, and EBITDA for any other fiscal years shall not be relevant for such purpose; (ii) if in respect of any fiscal year EBITDA is less that 20% of EBITDA of the prior fiscal year, the 100,000 Incentive Options in respect of such year shall not vest and shall be cancelled; (iii) the Incentive Options shall not vest or be exercisable but shall be cancelled if Shawn is in breach of his obligations pursuant to sections 5.3, 5.4 or
     5.6 of the Employment Agreement; (iv) Incentive Options which vest and become exercisable in accordance with this section 2 shall expire at 4:30 p.m. (Toronto time) on the 16th day of June, 2003. Notwithstanding anything else in this section 2, but provided that Shawn is not in breach of his obligations pursuant to section 5.3, 5.4 and 5.6 of the Employment Agreement, if Shawn's employment is terminated pursuant to subsection 2.2(b), subsection 2.2(c) or subsection 2.2(d) of the Employment Agreement or Shawn dies, only those Incentive Options scheduled to vest in the fiscal year in which Shawn's employment is terminated shall
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     vest, and the remaining balance of the unvested Incentive Options shall not vest or be exercisable and shall be cancelled. If CCL adopts a policy generally of extending the term of outstanding options held by senior executives of CCL, provided all regulatory approvals and consents are obtained and the terms thereof are complied with, the Incentive Option shall be similarly extended.


3. In the event Shawn elects to exercise all or any portion of the Incentive Option, Shawn shall duly complete, execute and deliver to CCL at its address hereinafter provided, a signed notice specifying the number of Option Shares with respect to which the Incentive Option is being exercised together with a certified cheque, bank draft or money order payable to or to the order of CCL in an amount equal to the product of the Option Price multiplied by the number of Option Shares in respect of which the Incentive Option is to be exercised. Upon each exercise of the Incentive Option in the manner herein provided, CCL shall cause the registrar and transfer agent of CCL to deliver to Shawn, within a reasonable time of such exercise and at the address specified in section 17 or such other address as Shawn shall direct in writing, certificates representing the Option Shares being purchased registered in the name of Shawn, or subject to section 17A, in such other name as Shawn shall direct in writing at the time of such exercise. If Shawn exercises the Incentive Option in the manner herein provided, certificates for the Option Shares registered in the name of Shawn in respect of which the Incentive Option has been exercised shall be delivered to Shawn within a reasonable time thereafter. Shawn shall use reasonable commercial efforts to conduct dispositions of Option Shares in an orderly manner such that the market price of the Class B non-voting shares of CCL shall not be unduly affected by any such disposition, and Shawn shall provide reasonable advance notice to CCL of any proposed disposition whereupon CCL shall have the right (which right CCL shall have the right to assign to an institution, pension fund, mutual fund or similar purchaser, provided that any such assignment shall not relieve CCL from its obligations with respect to the exercise of such right) but not the obligation, upon notice in writing to Shawn within one business day of receipt by CCL of Shawn's notice, to purchase all or part of such shares at a price per share equal to the closing price of the Class B Shares on The Toronto Stock Exchange on the trading day immediately preceding the date of notice by Shawn. Such purchase and sale shall be completed on the third business day following the date of CCL's (or its assigns) notice to Shawn. It shall be a condition, which Shawn may waive, to the right of CCL (or its assigns) to purchase all or part of the Option Shares that Shawn receive a legal opinion that the sale of such shares to CCL (or its assigns) shall not result in tax consequences to Shawn which are materially less favourable than if Shawn were to sell such Option Shares in the open market. If such condition is not waived by Shawn, the opinion shall be obtained at the expense of Shawn (and a copy delivered to CCL (or its assigns)) not more than ten (10) business days following the giving of notice by Shawn, in which case the time periods in which CCL (or its assigns) is required to give notice of its intention to purchase such shares, and to complete the purchase of such shares, shall not commence until receipt of such opinion by CCL (or its assigns).
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4.   CCL represents and warrants to Shawn that:


     (a) all corporate action has been taken by or on behalf of CCL to authorize and permit CCL to enter into and perform this Agreement and to validly allot and reserve for issuance the Option Shares to and in favour of Shawn, his heirs, executors, legal representatives and permitted assigns; this Agreement constitutes a legal, valid and binding obligation of CCL enforceable against it in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and upon the due exercise of the Incentive Option or any part thereof and upon the payment of the Option Price, each Option Share issued to Shawn or his nominee shall be outstanding as a fully paid and non-assessable Class B Share in the capital of CCL;


     (b) CCL is a reporting issuer pursuant to the Securities Act (Ontario) (the "Act") and is not in default of any provision of the Act or the regulation or rules promulgated thereunder;


     (c) the Class B Shares of CCL are presently listed and posted for trading on The Toronto Stock Exchange and The Montreal Exchange and CCL is not in default of the by-laws, policies or rules of such stock exchanges;


     (d) neither the execution and delivery of this Agreement by CCL nor the performance by CCL of its obligations hereunder will constitute a violation of, conflict with, or result in a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage indenture, licence, contract, commitment, agreement, understanding, arrangement or restriction of any kind to which CCL is a party or by which CCL or its properties or assets is bound or any judgement, decree, order, injunction, statute, rule or regulation of any court, agency, securities commission or regulatory authority of any kind applicable to CCL or any of its assets or properties, except for violations, conflicts, defaults (or rights of termination, cancellation or acceleration) which would not impair CCL's ability to issue the Option Shares to Shawn on the terms and conditions hereof; and


     (e) all consents, approvals and authorizations required to be obtained in connection with the grant of the Incentive Option and the issuance of the Option Shares have been obtained, other than the approval of the Montreal Exchange, which approval CCL shall use its reasonable best efforts to obtain.


5.   CCL hereby covenants with Shawn that it will, at all times (subject to section 6 hereof):
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     (a)  cause the Option Shares from time to time acquired by Shawn pursuant to the terms hereof to be issued as fully paid and non-assessable Class B Shares in the capital of CCL and to cause the certificate(s) representing such Option Shares to be delivered in accordance with the terms hereof;


     (b) comply at its expense with all legal, regulatory, stock exchange and administrative requirements applicable to the Class B Shares (including, without limitation, any such requirements relating to the Incentive Option); and


     (c) cause the Class B Shares of CCL to be listed on either The Montreal Exchange or The Toronto Stock Exchange and cause either of the said Stock Exchanges to list and reserve for issuance a sufficient number of Class B Shares of CCL for issuance to Shawn pursuant to this Agreement, in each case, at its own expense.


6. Each of the representations, warranties and covenants contained in sections 4 and 5 hereof shall survive for a period of twelve months following the last purchase by Shawn of the Option Shares pursuant to this Agreement provided that if Shawn does not exercise the Incentive Option herein granted in respect of any of the Option Shares prior to the expiry of the Incentive Option or if the Incentive Option does not vest and become exercisable in whole or in part, CCL shall thereupon be thereafter released from any and all representations, warranties and covenants herein contained with respect to the unexercised portion of the Incentive Option.


7. Nothing herein contained or done pursuant hereto shall obligate Shawn to purchase and/or pay for any Option Shares except upon the exercise of the Incentive Option in the manner hereinbefore provided.


8.   Shawn covenants and agrees:


     (a) to execute and deliver to CCL upon request, all such filings as may be required in respect of the exercise by Shawn of the Incentive Option from time to time by all stock exchanges and securities regulatory authorities having jurisdiction; provided that Shawn shall not be responsible for more than nominal expense for doing so; and


     (b) not to sell, transfer, or distribute any of the Option Shares in the United States except pursuant to: (i) an effective registration statement under the Securities Act of 1933, as amended (the "Act"); or
          (ii) if there is no registration statement in effect, pursuant to a specific exemption from registration under the Act.


9. If CCL shall amalgamate, consolidate with, or merge with or into another company or the Class B Shares of CCL are reclassified, the Incentive Option, to the extent it has not been exercised, shall entitle Shawn, upon the future exercise of the Incentive Option, to such number and kind of securities or other property, subject to the terms of the Incentive
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     Option, which Shawn would have received upon such amalgamation, consolidation, merger or reclassification if Shawn had fully exercised the Incentive Option immediately prior to the amalgamation, consolidation, merger or reclassification.


10. The number of Option Shares issuable upon the exercise of the Incentive Option shall be subject to adjustment from time to time as follows:

     (a) If and whenever at any time prior to the expiry of the Incentive Option (the "Option Term"), CCL shall:


          (i) subdivide, redivide, reclassify or otherwise change the outstanding Class B Shares or securities convertible or exchangeable into Class B Shares into a greater number of Class B Shares; or


          (ii) reduce, combine, or consolidate the outstanding Class B Shares or securities convertible or exchangeable into Class B Shares into a lesser number of Class B Shares; or


          (iii) issue any Class B Shares, or securities convertible to or exchangeable for or with respect to Class B Shares, to the holders of all or substantially all of the outstanding Class B Shares by way of a stock dividend; or


          (iv) issue rights, options or warrants (collectively, "Rights") to all or substantially all of the holders of its outstanding Class B Shares entitling them for a period expiring not later than 60 days after such record date to subscribe for, acquire or purchase Class B Shares or securities convertible or exchangeable for Class B Shares;


          (any of such events in (i), (ii), (iii) and (iv) being herein called a "Share Reorganization")

          the number of Option Shares issuable upon the exercise of the Incentive Option shall (subject to subsection 10(b) below) be adjusted effective immediately after the record date of which the holders of common shares are determined for the purposes of the Share Reorganization, by multiplying the number of Option Shares which would have been determined pursuant to section 1 without regard to the Share Reorganization by a fraction, the numerator of which shall be the number of Class B Shares outstanding after giving effect to such Share Reorganization, and the denominator of which shall be the number of Class B Shares outstanding on such record date before giving effect to such Share Reorganization. To the extent that any of the Rights are not so issued or if issued, are not exercised prior to the expiry thereof, the number of Option Shares issuable upon exercise of the Incentive Option shall be readjusted to that number of Option
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                                    Page 7


          Shares issuable upon exercise of the Incentive Option without regard to those of the Rights not so issued or exercised, as the case may be;


     (b) No adjustments to the number of Option Shares shall be made pursuant to paragraphs (iii) and (iv) of subsection 10(a) if Shawn is permitted to participate in such stock dividend or in the issue of such Rights, as the case may be, as though and to the same extent as if Shawn had exercised the Incentive Option prior to the applicable record date or effective date for such stock dividend or the issue of such Rights, as the case may be;

     (c)  The adjustment to the number of Option Shares provided for in this section 10 shall be cumulative and shall apply to successive subdivisions, reclassifications, reductions, combinations, consolidations, issuances or other events that result in the requirement for adjustment pursuant to the terms hereof;

     (d) When any action is taken which would, if implemented, require an adjustment to the number of Class B Shares issuable upon the exercise of the Incentive Option as herein provided, CCL shall forthwith prepare and deliver to Shawn a certificate signed by a senior officer of CCL setting forth the details of the proposed Share Reorganization or other event, the number of Class B Shares before adjustment to which Shawn would be entitled upon exercise of the Incentive Option and details of the computation of the adjustments required to be made to the number of Option Shares in accordance with the terms of this section 10. If any dispute shall at any time arise with respect to such adjustments, such disputes shall be conclusively determined by the auditors of CCL and any such determination shall be binding upon CCL and Shawn; and


     (e) No fractional shares shall be issued upon the exercise of this Incentive Option. If as a result of any adjustment pursuant to this section 10, Shawn would become entitled to a fractional share, Shawn will have the right to purchase only the next lower whole number of shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

11. Upon the occurrence of a Share Reorganization resulting in an adjustment to the number of Option Shares issuable upon the exercise of the Incentive Option, the Option Price shall be adjusted by multiplying the Option Price in effect immediately prior to such time by a fraction which shall be the reciprocal of the fraction employed in the adjustment of the number of Option Shares.
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12.  The adjustments provided for in sections 9, 10 and 11 hereof shall be made successively and cumulatively and in the case of adjustments to the Option Price shall be computed to the nearest cent. After any such adjustment, the term "Class B Shares" as used herein shall mean the shares or property, as a result of such adjustments, which Shawn is entitled to receive upon exercise of the Incentive Option.


13. No modification or waiver of any provision of this Agreement and no consent by either party to any departure therefrom shall be effective unless in writing signed by a duly authorized officer of the party so modifying or waiving, and the same will only then be effective for the period and on the conditions and for the specific instance and purposes specified in such writing.


14. All dollar amounts referred to herein are in lawful currency of Canada unless otherwise expressed.


15. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THEREOF. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTION CONTEMPLATED HEREBY, MAY BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO (I) ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND ANY RELATED APPELLATE COURT, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUBJECT, IN EACH CASE, TO ALL RIGHTS TO APPEAL SUCH DECISIONS TO THE EXTENT AVAILABLE TO THE PARTIES AND (II) IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON SUCH PARTY MAY BE MADE BY DELIVERY AT SUCH PARTY'S ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED ON THE DATE OF DELIVERY. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDINGS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
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16.  Subject to the terms and conditions herein provided, CCL and Shawn use their reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.


17. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if personally delivered by courier, charges prepaid, to CCL and to Shawn, as the case may be, at the applicable address set out below, or transmitted to it by telecopy:

     (a)  If to Shawn, addressed to him as follows:

          Mr. Shahrokh Sedaghat
          2501 West Rosecrans Avenue
          Los Angeles, California
          90059-3510

          Telecopier No.     (310) 635-4133

     (b)  If to CCL, addressed to it as follows:

          150 Gordon Baker Road
          Willowdale, Ontario
          M2H 3P8

          Attention: President

          Telecopier No.     (416) 256-8555


     or such other address as the party to whom such writing is to be given shall have notified the party giving the same in the manner provided in this section. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the date it is so delivered at such address, provided that if such day is not a business day, then a notice shall be deemed to have been given and received on the next business day following such day. Any notice transmitted by telecopy shall be deemed given and received on the first business day after its transmission.


17A. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and assigns, but shall not be assignable by either party without the written consent of the other party other than by will or by the applicable laws of descent and distribution. A beneficial interest in the Incentive Option shall not be assigned nor shall any agreement, undertaking or commitment to do so be entered into, other than by
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                                     Page 10


     will or by the applicable laws of descent and distribution, without prior receipt of all regulatory approvals.
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                                     Page S1


18. This Agreement, the Employment Agreement and the option agreement between Shawn and CCL dated June 16, 1997 supersede all prior agreements, understandings and representations (oral, written, implied or expressed) between Shawn and CCL relating to the Option Shares.


     IN WITNESS WHEREOF this Agreement has been executed and delivered by the parties hereto on the date first above written.




                                  /s/ SHAHROKH SEDAGHAT
------------------------          ------------------------------------
Witness                           SHAHROKH SEDAGHAT




                                  CCL INDUSTRIES INC.


                                  By: /s/ CCL INDUSTRIES INC.
                                      -------------------------------